Exhibit 10.1

MANAGEMENT AND LICENSE AGREEMENT

December 15, 2016

THIS MANAGEMENT AND LICENSE AGREEMENT (this “Agreement”) is made and effective as of the date first set forth above by and among Ameris Bank, a Georgia state-chartered bank (“Ameris”), Mr. William J. Villari, an individual resident of the State of Georgia (the “Manager”), and US Premium Finance Holding Company, a Florida corporation (“HoldCo”).

RECITALS

WHEREAS, the Manager currently manages a division (“Prior Division”) that conducts the business of soliciting, originating, servicing, administering and collecting Premium Finance Loans and Non-Premium Finance Loans for and on behalf of The Brand Banking Company (the “Prior Bank”) pursuant to a management and license agreement; and

WHEREAS, Ameris desires to obtain certain management and other services from the Manager and HoldCo for a division of Ameris, and the Manager and HoldCo desire to provide such services in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements set forth herein, and other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.           Definitions. The following are select definitions used in this Agreement:

1.1           “Affiliate” shall mean with respect to an entity, any entity that Controls or is Controlled by, or under common Control with, such entity. “Control” means ownership of a majority of the voting stock and securities of any entity.

1.2           “Agreement” shall mean this Management and License Agreement.

1.3           “ALCO” shall mean Ameris’s Asset and Liability Committee.

1.4           “Ameris” shall have the meaning given to it in the first paragraph of this Agreement.

1.5           “Bank Board” shall mean the board of directors of Ameris.

1.6           “Bank CEO” shall mean the chief executive officer of Ameris (or any designee of such chief executive officer so identified in writing by the chief executive officer to the Manager).

1.7           “Business” shall mean the business of soliciting, originating, servicing, administering and collecting Premium Finance Loans and Non-Premium Finance Loans.

1.8           “Business Day” shall mean a day, other than a Saturday or a Sunday, on which banks in Atlanta, Georgia are open for business.

1.9           “Closed Loan” shall mean a loan that is originated by the Division and underwritten and funded by Ameris.

1.10         “Code” shall have the meaning given to it in Section 6.2.

1.11         “Commencement Date” shall mean January 3, 2017.

1.12         “Confidential Information” shall mean any financial, technical, business, customer (such as an obligor, agent, broker or insurer), Potential Customer, sales, marketing, and other information (including all agreements, files, lists, books, logs, charts, rate-tables, financial models, records, studies, reports, surveys, schedules, plans, maps, statistical information, computer code and programs, technical and functional specifications, and documentation) which may be or already has been furnished or disclosed by a party hereto (the “Disclosing Party”) to another party hereto (the “Receiving Party”), or acquired by the Receiving Party directly or indirectly from the Disclosing Party, including as a result of an inspection of any facility of the Disclosing Party. “Confidential Information” shall also include all memoranda, notes, reports, and documents relating to Confidential Information, all copies and extracts of Confidential Information, and all computer-generated studies and data containing Confidential Information prepared by or for the benefit of the Receiving Party.

1.13         “Cost of Funds” shall have the meaning given to it in Exhibit A.

1.14         “Disclosing Party” shall have the meaning given to it in the definition of Confidential Information.

1.15         “Division” shall mean the separate division of Ameris managed by the Manager pursuant to this Agreement, that shall conduct the Business on behalf of Ameris under the name “US Premium Finance” (which name is under license pursuant to this Agreement). The Division shall have division-specific facilities, equipment, and employees. The Division shall operate under the banking and other applicable licenses of Ameris.

1.16         “Explanation Notice” shall have the meaning given to it in Exhibit B.

1.17         “HoldCo” shall have the meaning given to it in the first paragraph of this Agreement.

1.18         “Independent Accounting Firm” shall have the meaning given to it in Section 5.2.

1.19         “Initial Term” shall have the meaning given to it in Section 9.1(a).

1.20         “License Fee” shall have the meaning given to it in Section 5.2.

1.21         “License Property” shall mean the property covered by the license granted to Ameris in Section 5.1.

1.22         “Loan Loss” shall have the meaning given to it in Exhibit A.

1.23         “Loan Recovery” shall have the meaning given to it in Exhibit A.

1.24         “Loan Sale Agreement” shall mean the Contract for Sale and Assignment of Loans and Loan Documents between the Prior Bank and Ameris dated as of the date hereof.

1.25         “Manager” shall have the meaning given to it in the first paragraph of this Agreement.

1.26         “Manager Minimum Compensation” shall have the meaning given to it in Exhibit A.

1.27         “Marks” shall mean the “US Premium Finance” trademark, service mark, and trade name, and trademarks, service marks, trade names, and any other marks or proprietary indicia, whether or not registered, that may be developed, acquired, or licensed by, or on behalf of, the Manager, HoldCo or Ameris in connection with the Division, and including any and all intellectual property rights, rights of registration, or other proprietary rights therein and thereto.

1.28         “Minimum Retained Amount” shall have the meaning given to it in Exhibit A.

1.29         “Non-Compete Covenant” shall have the meaning given to it in Section 9.1(c)(viii).

1.30         “Non-Interference Covenant” shall have the meaning given to it in Section 9.1(c)(vii).

1.31         “Non-Premium Finance Loan” shall mean a loan to a Person engaged in the insurance business that is not an Insurance Premium Finance Loan.

1.32         “Non-Solicitation Covenant” shall have the meaning given to it in Section 9.1(c)(ix).

1.33         “Objection Notice” shall have the meaning given to it in Exhibit B.

1.34         “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or any other entity, or any government, any agency of a government, or any political subdivision thereof.

1.35         “Portfolio Size” shall have the meaning given to it in Section 3.2(a).

1.36         “Portfolio Size Floor” shall have the meaning given to it in Section 3.3.

1.37         “Potential Customer” shall mean any insurance company, insurance agency, insurance broker, or other Person seeking a Premium Finance Loan or a Non-Premium Finance Loan.

1.38         “Premium Finance Loans” shall mean loans made for purposes of funding insurance premiums.

1.39         “Pre-Tax Income” shall have the meaning given to it in Exhibit A.

1.40         “Prior Bank” shall have the meaning given to it in the Recitals to this Agreement.

1.41         “Prior Division” shall have the meaning given to it in the Recitals to this Agreement.

1.42         “Prior Loans” shall mean a loan that was originated by the Prior Division, the Manager or HoldCo and was underwritten and funded by the Prior Bank, but shall not include any loans purchased by Ameris pursuant to the Loan Sale Agreement.

1.43         “Purchased Loans” shall mean all loans, both Premium Finance Loans and Non-Premium Finance Loans, which Ameris has purchased pursuant to the Loan Sale Agreement.

1.44         “Receiving Party” shall have the meaning given to it in the definition of Confidential Information.

1.45         “Renewal Term” shall have the meaning given to it in Section 9.1(a).

1.46         “Shareholders Agreement” shall have the meaning given to it in that certain Stock Purchase Agreement between the Manager and Ameris Bancorp dated as of the date hereof.

1.47         “Sub-Standard” shall mean a loan that Ameris and Manager, each acting reasonably and in good faith, expect to result in a loss for Ameris, because the borrower is unlikely to be able to repay the loan and no unused collateral will be recovered from the carrier.

1.48         “Term” shall have the meaning given to it in Section 9.1(a).

1.49         “Trade Secrets” shall mean any information, without regard to form, including technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers (as identified in Exhibit C, attached hereto and incorporated herein by this reference, and as may be updated by the Manager from time to time during the Term upon notice to Ameris) or suppliers which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; or such other meaning as shall be assigned to that term from time to time by applicable state law.

1.50         “Yield Floor” shall have the meaning given to it in Exhibit A.

2.           The Manager’s Obligations.

2.1          General. The Manager shall provide the following general services:

(a)          perform functions as reasonably directed by the Bank CEO in connection with the administration of the Division;

(b)          as reasonably directed by the Bank CEO, furnish reports regarding Closed Loans and Purchased Loans;

(c)          arrange for the monitoring and administration of the servicing of Closed Loans and Purchased Loans, and manage delinquencies, forbearances, and cancellations/returns of premiums with respect to the same;

(d)          as reasonably directed by the Bank CEO, administer the day-to-day operations of the Division and perform or supervise the performance of training, oversight, and other administrative and accounting functions of the Division, including: (i) collection of revenues and payment of debts and obligations with respect to Closed Loans and Purchased Loans; and (ii) such other functions which are necessary to the management of the Division;

(e)          prepare and submit annually to the Bank CEO budget proposals and financial projections for the Division for the year to be considered during Ameris’s budgeting process, and which the Manager shall present, as requested with at least ten (10) days’ prior written notice to the Manager, to the ALCO at quarterly meetings thereof (the parties acknowledging that each such budget proposal shall be subject to the approval of the Bank Board); and

(f)          arrange for executive and administrative personnel and services required in rendering all of the foregoing services to the Division;

provided, however, that it is expressly understood and agreed that, notwithstanding the foregoing, (i) the Manager shall have no responsibility for providing the funding for, or for guaranteeing any of the financings for, the Division, Ameris, or Affiliates of Ameris; (ii) the Manager shall have no responsibility for fixing or recommending investment, credit, or financial policies of Ameris or the Division, except with respect to Premium Finance Loans and Non-Premium Finance Loans; and (iii) the Manager shall not serve on the Bank Board, unless Ameris and the Manager otherwise agree, but by invitation may attend ALCO meetings at which issues related to the Division are being considered.

2.2          Non-Compete. During the Term, neither the Manager nor HoldCo shall directly or indirectly market, engage in, own, manage, operate, control, or participate in the ownership, management, operation, conduct or control of a business, line of business, division or enterprise (other than the Division) of the type and character engaged in and competitive with the Division, except as Manager and Ameris (or its parent, Ameris Bancorp) may otherwise agree. Notwithstanding the foregoing: (a) the Manager may initiate a sale process in accordance with Section 9.1(b)(ii) and exercise his rights under the Shareholders Agreement (including the right of the Manager to institute an Asset Transfer (as such term is defined in the Shareholders Agreement)) and not be in violation of this Section 2.2; and (b) the Manager and HoldCo may passively hold up to four and 99/100 percent (4.99%) of all of the issued and outstanding securities of the securities traded publicly, on a national market such as the NYSE or NASDAQ, of a Person engaged in a business of the type and character engaged in and competitive with the Division, and such circumstance shall not, in and of itself, be deemed a violation of this Section 2.2.

2.3          Observance of Policies and Procedures of Ameris. The Manager shall at all times perform and comply with all of the written policies and procedures of Ameris (which shall include, for all purposes of this Agreement, those policies and procedures provided, set forth or maintained by Ameris in electronic form) provided or made available to the Manager.

2.4          Records. The Manager shall maintain appropriate books of account and records relating to services performed under this Agreement.

2.5          Performance by HoldCo. The parties acknowledge and agree that, in certain circumstances as may be necessary or appropriate, the responsibilities, duties and obligations of the Manager set forth in this Section 2 may be performed, fulfilled or satisfied on behalf of the Manager by HoldCo or its employees, agents or contractors. In any such case, HoldCo shall be subject to and bound by the terms and conditions of this Agreement applicable to such responsibilities, duties and obligations, or the performance, fulfillment or satisfaction thereof, in the same manner and to the same extent as the Manager would be subject to and bound by such terms and conditions, and Ameris shall be entitled to enforce such terms and conditions against HoldCo in the same manner and to the same extent as it would be entitled to enforce such terms and conditions against the Manager.

3.           Obligations of Ameris.

3.1          Division. Ameris shall establish the Division as a separate division of Ameris with its own accounts of profit and loss, and with division-specific facilities, equipment, and employees. The Manager shall hold the position and title of “President” of the Division reporting to the Bank CEO.

3.2          General. Ameris shall:

(a)          provide a source of funds sufficient to fund a Premium Finance Loan and Non-Premium Finance Loan portfolio of a size agreed to by Ameris and the Manager in accordance with this Agreement (the “Portfolio Size”);

(b)          coordinate and consult with the Manager to develop, and provide to the Manager ninety (90) days’ prior written notice of, loan underwriting standards with respect to Premium Finance Loans and Non-Premium Finance Loans, as they may be revised by Ameris from time to time;

(c)          underwrite Premium Finance Loans and Non-Premium Finance Loans originated by the Division that meet Ameris’s underwriting standards and close on such loans as promptly as practicable;

(d)          promptly provide notice in writing of, including any necessary requirements to correct, any deficiencies as perceived by Ameris in the Manager’s performance of his duties set forth in Section 2;

(e)          notify the Manager within three (3) Business Days of receipt of the Manager’s written request (including a business case and due diligence report) of a decision as to whether a Potential Customer is approved to conduct business with the Division, such approval not to be unreasonably withheld; provided that, if Ameris does not approve a Potential Customer, then the Manager and/or the Division shall be free to refer such Potential Customer to alternate funding sources, and any revenue associated with any such referral shall be included in Division revenues for the purposes of calculating Pre-Tax Income; and

(f)          on or before July 1, 2017, and at the expense of Ameris, have completed all necessary licensing requirements, to the reasonable satisfaction and with the assistance of the Manager, required for the Division for those states in which the Prior Division currently operates (or currently originates Premium Finance Loans or Non-Premium Finance Loans), a list of which is attached hereto as Exhibit D, and shall maintain such licenses during the Term; provided, however, that in the event that all necessary licenses are not obtained by such date, Ameris shall exercise commercially reasonable efforts to obtain such missing licenses as promptly thereafter as practicable. The parties acknowledge and agree that, without prejudice to any other provision of this Section 3.2, and notwithstanding the proviso to the immediately preceding sentence: Ameris’s failure to obtain all necessary licenses with respect to at least ninety percent (90%) (measured by the gross amount financed) of the Premium Finance Loan and Non-Premium Finance Loan portfolio of the Division on or before July 1, 2017 in accordance with this Section 3.2(f) shall constitute a material breach of this Agreement.

3.3          Portfolio Size and Loan Sales. (a) Portfolio Size and Portfolio Size Floor. This Agreement shall commence with Ameris funding an initial Portfolio Size of at least four hundred sixty million dollars ($460,000,000) in accounts receivable. The Portfolio Size willing to be funded by Ameris (as the same may be increased or decreased from time to time in accordance with this Agreement, the “Portfolio Size Floor”) shall increase to $750,000,000 in accounts receivable effective January 3, 2017, and shall increase again to $1,000,000,000 in accounts receivable effective January 1, 2018. Ameris and the Manager may increase or decrease the Portfolio Size that Ameris will fund (and the Portfolio Size Floor automatically shall increase or decrease in the same amount of such increase or decrease) from time to time by mutual agreement, subject, in the case of an increase, to Bank Board approval. Other than by mutual agreement, Ameris may reduce the then-current Portfolio Size it will fund (and the Portfolio Size Floor automatically shall reduce in the amount of such reduction) upon one hundred and eighty (180) days’ prior written notice to Manager if (i) loan losses for the Division substantially exceed the average historical loan losses experienced in the industry or (ii) a material portion of the Premium Finance Loan and Non-Premium Finance Loan portfolio of the Division becomes classified as Sub-Standard.

(b)          Loan Sales. The Premium Finance Loans and the Non-Premium Finance Loans shall remain on the balance sheet of Ameris except as otherwise provided in this Agreement. If at any time during the Term, Ameris shall be unable to fund to the Portfolio Size Floor as described in Section 3.3(a) due to regulatory related requirements, then, as necessary to prevent any disruption of the funding of loans, Ameris and the Manager will work together in good faith to sell Premium Finance Loans (“Loan Sales”) to one or more third parties approved by Ameris and the Manager. In addition, notwithstanding anything in this Agreement to the contrary, (A) Ameris may from time to time communicate with third parties regarding one or more such parties’ interest in purchasing Closed Loans as part of the general capital allocation planning of Ameris so long as (1) Ameris consults with the Manager in advance of any such communications to ensure that (i) no such sales are made to competitors of the Division without the Manager’s prior written consent, and, (ii) any and all premium finance marketplace business concerns are discussed that could negatively impact the Division, (2) Ameris advises such third parties that any such sale is subject to the Manager’s prior written consent, and (3) such third parties are subject to confidentiality obligations with respect to such discussions that are at least as restrictive as those contained in this Agreement, and (B) Ameris may not enter into any transaction with any such third parties concerning the sale of Closed Loans without the prior written consent of the Manager, which consent shall not be unreasonably withheld. In the event that the proceeds to be received by the Manager related to such sale of Closed Loans do not equal the present value (indexed off of the then Wall Street Journal Prime Rate) of the amount of the monthly License Fees that would have been received by the Manager had such Closed Loans remained on the balance sheet of Ameris and held through their maturity, then it will be deemed reasonable for the Manager to withhold his consent to such sale of Closed Loans. In the event the Manager consents to any such sale of Closed Loans to a third party, the Manager shall cooperate in good faith to effect such sale of Closed Loans.

3.4          Non-Compete. During the Term, Ameris shall not directly or indirectly market, engage in, own, manage, operate, control, or participate in the ownership management, operation, conduct or control of a business, line of business, division or enterprise (other than the Division) of the type and character engaged in and competitive with the Division. If Ameris acquires another Person with an existing business that is competitive with the Division, without the primary purpose of such transaction being the acquisition of such competitive business, Ameris shall not be in breach of this Section 3.4; provided, however, that Ameris shall as promptly as practicable integrate such competitive business into the Division under the leadership of the Manager and the financial results of such business shall be included in the financial results of the Division.

4.          Prior Loans. Ameris agrees that the Division shall service the Prior Loans on behalf of the Prior Bank in accordance with the terms and conditions of the Loan Sale Agreement.

5.           License.

5.1          License. Subject to the terms of this Agreement, each of the Manager and HoldCo hereby grants Ameris a limited, exclusive, non-transferable, without any right of sublicense, license during the Term to use all Marks, Confidential Information and Trade Secrets (subject to the confidentiality obligations set forth in Section 7) owned or held by the Manager or HoldCo, as the case may be, in connection with the Division within the United States of America (and Canada, if the Division makes loans to Canadian obligors or acquires loans made to Canadian obligors during the Term), including all of its states and territories. Any and all goodwill attaching to or arising out of any use of the Marks shall inure to the benefit of HoldCo. Ameris agrees that the Division shall only be operated under the name “US Premium Finance” and not by any other name unless otherwise consented to in writing by the Manager. The Marks and such Confidential Information and Trade Secrets shall be the sole and exclusive property of the Manager or HoldCo, as the case may be.

5.2          Preservation of Marks. HoldCo shall, at its sole expense, maintain all registrations of the Marks, including all domain name registrations, in full force and effect during the Term, and shall take all necessary steps to enforce its rights in the Marks against any actual or potential infringement, counterfeiting, or other unauthorized use of the Marks by any other Person of which HoldCo or Ameris becomes aware.

5.3          Representations and Warranties of HoldCo. HoldCo represents and warrants to Ameris that:

(a)          HoldCo is the sole and exclusive legal and beneficial owner of the entire right, title, and interest in and to the Marks;

(b)          there is not in effect, and during the Term HoldCo will not grant, any licenses, liens, security interests, or other encumbrances in, to or under the Marks;

(c)          the exercise by Ameris of the rights and license granted under this Agreement in the Marks will not infringe or otherwise conflict with the rights of any other Person in the Marks;

(d)          there is no settled, pending, or, to HoldCo’s knowledge, threatened litigation, opposition, or other claim or proceeding challenging the validity, enforceability, ownership, registration, or use of any Mark; and

(e)          HoldCo has not brought or threatened any claim against any third party alleging infringement of any Mark, nor, to its knowledge, is any third party infringing or threatening to infringe any Mark.

5.4           License Fee. On the tenth Business Day of each month, Ameris shall pay to the Manager or his designee a license fee based on the activities of the Division for the prior month (the “License Fee”), calculated in accordance with Exhibit A attached hereto and incorporated by this reference. Any unresolved dispute in the calculation of the License Fee for a given month shall be resolved by an independent accounting firm to be mutually agreed to by the Manager and Ameris (the “Independent Accounting Firm”), in accordance with the procedures set forth on Exhibit B attached hereto and incorporated by this reference. The amount of the License Fee not in good faith dispute between the parties will be paid timely. The cost of the Independent Accounting Firm shall be shared equally by the Manager and Ameris.

5.5          Right to Withhold. If the Manager materially violates any written policy of Ameris provided to the Manager, and the Manager continues to violate such written policy for a period of thirty (30) days after receiving written notice of such violation from Ameris, then Ameris shall be permitted to withhold payment of any License Fee earned or accrued by the Manager under this Agreement from and after the date that the Manager received such notice until such violation has been cured. For purposes of clarity, when any such violation has been cured, Ameris shall immediately release to Manager any payment(s) then earned or accrued.

6.           Salary and Benefits.

6.1          Salary. Ameris shall pay the Manager a salary of two hundred thousand dollars ($200,000) annually in accordance with its normal payroll practices.

6.2          Automobile. Ameris shall pay a one thousand dollar ($1,000) per month automobile allowance to the Manager in accordance with its normal payroll practices. The Manager shall be responsible for all expenses and upkeep of any automobile procured with such allowance, and for apportioning the time allocated for personal use to ensure compliance with the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

6.3          Benefits. Ameris shall take all necessary steps to enroll and cover the Manager, including any dependents as designated by the Manager, under its group health insurance and other benefits plans provided or offered to its officers. The Manager will accrue vacation days in accordance with the normal policies of Ameris as in effect from time to time.

6.4          Expenses. In accordance with its established policies, Ameris shall reimburse the Manager for expenses incurred by the Manager in the performance of his obligations under this Agreement. The Manager shall account to Ameris for these expenses in detail sufficient to enable Ameris to properly document and deduct such expenses in compliance with the Code.

7.           Non-Disclosure.

7.1          Confidential Information. During the Term and for a period of three (3) years thereafter:

(a)          the Receiving Party shall receive all Confidential Information in strict confidence and shall take all necessary steps to maintain the confidentiality and secrecy of Confidential Information;

(b)          the Receiving Party may use Confidential Information only in the course of performing its obligations under this Agreement and may not use Confidential Information for any other reason without the express written consent of the Disclosing Party; and

(c)          the Receiving Party shall not disclose or provide Confidential Information to any other Person, and may only disclose Confidential Information to those employees and agents of the Receiving Party who (i) have a “need to know” such Confidential Information to enable them to perform their responsibilities relating to this Agreement and (ii) are subject to legally binding confidentiality obligations relating to the use and disclosure of such Confidential Information that are at least as restrictive as those contained in this Agreement.

7.2          Trade Secrets. The terms of Section 7.1, which apply to Confidential Information, shall also apply to Trade Secrets for as long as they remain within the definition of Trade Secrets as set forth in this Agreement.

7.3          Exceptions. The obligations of this Section 7 shall not apply to any Confidential Information or Trade Secrets:

(a)          that, at the time of disclosure, are publicly available and publicly known other than as a result of the fault or breach of the Receiving Party;

(b)          that were rightfully in the possession of the Receiving Party prior to the Receiving Party’s receipt of such Confidential Information or Trade Secrets, directly or indirectly, from the Disclosing Party;

(c)          that are acquired by the Receiving Party from another Person who does not thereby breach an obligation of confidence to the Disclosing Party and who discloses such Confidential Information or Trade Secrets to the Receiving Party in good faith; or

(d)          regarding or relevant to the Division that are disclosed to a prospective transferee in connection with an Asset Transfer (as such term is defined in the Shareholders Agreement).

7.4          Legally Required Disclosure. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information and Trade Secrets if and to the extent legally required by a final order of any court or administrative agency having competent jurisdiction; provided, however, that the Receiving Party first notifies the Disclosing Party and cooperates to protect the confidentiality thereof by all means reasonably available.

7.5          Remedies. The Receiving Party acknowledges that its violation of the provisions of this Section 7 shall cause the Disclosing Party irreparable harm, and that monetary damages would be an inadequate remedy for such harm. The Receiving Party agrees that the Disclosing Party shall be entitled to seek equitable relief (without the necessity of showing any actual damage or posting a bond or furnishing other security) for any violation of the provisions of this Section 7, in addition to any other remedies available to it at law or in equity.

8.           Limitation of Damages. EXCEPT FOR BREACHES OF SECTION 7, NO PARTY HEREUNDER SHALL BE LIABLE TO ANOTHER FOR ANY INDIRECT DAMAGES, INCLUDING SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.           Term and Termination.

9.1          Term and Termination for Convenience and Regulatory Purposes.

(a)          The initial term of this Agreement shall be for a period of five (5) years beginning on the Commencement Date (the “Initial Term”). This Agreement shall automatically renew for additional terms of three (3) years each (each a “Renewal Term”), unless either Ameris or the Manager provides the other with written notice at least one hundred eighty (180) days prior to the end of the then-current Term, in which case this Agreement shall terminate at the end of the then-current Term. The Initial Term, together with any Renewal Term(s), is referred to as the “Term”.

(b)          The Manager may terminate this Agreement for convenience: (i) effective as of or after December 31, 2017, by providing at least thirty (30) days’ prior written notice to Ameris (which notice may be provided before December 31, 2017 or provided on or after December 31, 2017), as long as Ameris (or any other wholly-owned subsidiary of Ameris Bancorp) does not own at least thirty percent (30%) of the issued and outstanding shares of the common stock of HoldCo as of the effective date of such termination; (ii) effective as of or after June 30, 2018, by providing at least thirty (30) days’ prior written notice to Ameris (which notice may be provided before June 30, 2018 or provided on or after June 30, 2018), as long as Ameris (or any other wholly-owned subsidiary of Ameris Bancorp) has not purchased all of the issued and outstanding shares of common stock of HoldCo as of the effective date of such termination; provided, however, that the Manager may, at the Manager’s discretion, begin a sale process on or any time after January 15, 2018 in connection with an Asset Transfer (as defined in the Shareholders Agreement); or (iii) at any time during the Term with written notice to Ameris if either (A) Ameris reduces the then-current Portfolio Size; or (B) the Manager becomes aware that Ameris is not willing to fund to at least the then-current Portfolio Size Floor and Ameris has not confirmed in writing that it is willing to fund to at least the then-current Portfolio Size Floor within fifteen (15) days after request from the Manager; provided, however, that such cure period in clause (B) shall not apply if the Portfolio Size Ameris is willing to fund falls below the Portfolio Size Floor twice in any six-month period.

(c)          Upon any termination of this Agreement in accordance with Section 9.1(a) or Section 9.1(b), the obligations of each party under this Agreement shall immediately cease and:

(i)          the license granted to Ameris to the License Property shall immediately cease;

(ii)         the Manager shall agree to assume the obligations of Ameris under the real property lease for the Division’s primary office, unless the lessor of such lease is a Person that is an Affiliate of or related to Ameris, in which case the Manager and such lessor may agree to the Manager’s assumption of the obligations of Ameris under such lease on mutually acceptable terms;

(iii)        the Manager shall use reasonable efforts to manage and supervise the servicing of any Closed Loans closed prior to such termination and, if applicable, Purchased Loans unless and until such loans have been purchased by another Person and, if the Manager is unwilling to do so, the Manager and HoldCo shall agree to provide Ameris a limited, non-exclusive, royalty-free, non-transferable, without any right of sublicense, license to the License Property and any customer and other data used in the Division solely for the purpose of the servicing by Ameris of any Closed Loans closed prior to such termination and, if applicable, Purchased Loans, and for no other purpose (e.g., soliciting or originating any new Premium Finance Loans or Non-Premium Finance Loans), for a duration not to exceed one year from the date of such termination; any goodwill accrued from such use shall inure to the benefit of the Manager or HoldCo, as the case may be;

(iv)        upon request by Ameris, the Manager shall use reasonable efforts to find a purchaser for any Closed Loans closed prior to such termination and, if applicable, Purchased Loans;

(v)         Ameris shall continue to pay the Manager the License Fee with respect to any Closed Loans closed prior to such termination and Purchased Loans, if applicable, unless and until such loans have been purchased by another Person;

(vi)        the Manager shall keep all copies of the software used by the Division (i.e., “Finance Pro”), and Ameris shall assign the same to the Manager, to the extent necessary or requested by the Manager;

(vii)       (A) for a period of one hundred eighty (180) days from such termination, Ameris shall permit the Manager to hire, and solicit for hire, the employees of the Division, and Ameris shall not in any way interfere with such process or induce any such employee not to seek or enter into employment with the Manager or a designee of the Manager, including by making any counteroffers to such employees; and (B) for a period of two (2) years from such termination, Ameris shall not hire, or solicit for hire, any person who was an employee of the Division for the prior six months leading up to the termination (clauses (A) and (B) may be referred to as the “Non-interference Covenant”);

(viii)      for a period of two (2) years from such termination, Ameris and its Affiliates shall not, without the prior written consent of the Manager, directly or indirectly market, engage in, own, manage, operate, control, or participate in the ownership, management, operation, or control of a business of the type and character engaged in and competitive with the Division (the “Non-Compete Covenant”); and

(ix)         for a period of two (2) years from such termination, Ameris and its Affiliates shall not, without the prior written consent of the Manager, directly or indirectly solicit for itself, themselves or any other Person, the business of the type and character engaged in by the Division from any Person, that is or was a customer or Potential Customer of the Division within the two (2) years prior to such termination (the “Non-Solicitation Covenant”).

9.2          Termination by Ameris for Breach.

(a)          Notwithstanding anything in this Agreement to the contrary, if the Manager or HoldCo materially breaches this Agreement, Ameris may terminate this Agreement for breach with written notice to the Manager or HoldCo, as the case may be, at any time after providing the Manager or HoldCo, as the case may be, with written notice of, and sixty (60) days to cure, such breach.

(b)          Upon any termination of this Agreement in accordance with Section 9.2(a), the obligations of Ameris under this Agreement shall immediately cease and:

(i)          the license granted to Ameris to the License Property shall immediately cease;

(ii)         the Manager shall agree to assume the obligations of Ameris under the real property lease for the Division’s primary office, unless the lessor of such lease is a Person that is an Affiliate of or related to Ameris, in which case the Manager and such lessor shall have the right (but not the obligation) to agree to the Manager’s assumption of the obligations of Ameris under such lease on mutually acceptable terms;

(iii)        the Manager shall use reasonable efforts to manage and supervise the servicing of any Closed Loans closed prior to such termination and, if applicable, Purchased Loans unless and until such loans have been purchased by another Person and, if the Manager is unwilling to do so, the Manager and HoldCo shall agree to provide Ameris a limited, non-exclusive, royalty-free, non-transferable, without any right of sublicense, license to the License Property and any customer and other data used in the Division solely for the purpose of the servicing by Ameris of any Closed Loans closed prior to such termination and, if applicable, Purchased Loans, and for no other purpose (e.g., soliciting or originating any new Premium Finance Loans or Non-Premium Finance Loans), for a duration not to exceed one year from the date of such termination; any goodwill accrued from such use shall inure to the benefit of the Manager or HoldCo, as the case may be;

(iv)        upon request by Ameris, the Manager shall use reasonable efforts to find a purchaser for any Closed Loans closed prior to such termination and, if applicable, Purchased Loans;

(v)         Ameris shall continue to pay the Manager the License Fee with respect to any Closed Loans closed prior to such termination and, if applicable, Purchased Loans unless and until such loans have been purchased by another Person;

(vi)        the Manager shall keep all copies of the software used by the Division (i.e., “Finance Pro”), and Ameris shall assign the same to the Manager, to the extent necessary or requested by the Manager;

(vii)       Ameris shall be bound by the Non-Interference Covenant for a period of one year from such termination if, during such one-year period, the Manager uses reasonable efforts to manage and supervise the servicing of all Closed Loans closed prior to such termination;

(viii)      Ameris shall be bound by the Non-Compete Covenant for a period of one year from such termination; and

(ix)         Ameris shall be bound by the Non-Solicitation Covenant for a period of one year from such termination.

(c)          Ameris may also terminate this Agreement for breach at any time with written notice if the Manager commits any of the following acts or the following events occur, and, if capable of being cured, they are not cured within thirty (30) days:

(i)          the Manager is convicted of or has entered a plea of guilty or nolo contendere to a felony; or

(ii)         the Manager commits any material act of dishonesty, fraud, embezzlement, misappropriation, or deceit in connection with the Manager’s responsibilities under this Agreement.

(d)           Upon any termination of this Agreement in accordance with Section 9.2(c), the obligations of Ameris under this Agreement shall immediately cease and:

(i)          the license granted to Ameris to the License Property shall immediately cease;

(ii)         the Manager shall agree to assume the obligations of Ameris under the real property lease for the Division’s primary office, unless the lessor of such lease is a Person that is an Affiliate of or related to Ameris, in which case the Manager and such lessor may agree to the Manager’s assumption of the obligations of Ameris under such lease on mutually acceptable terms;

(iii)        the Manager shall use reasonable efforts to manage and supervise the servicing of any Closed Loans closed prior to such termination and, if applicable, Purchased Loans unless and until such loans have been purchased by another Person and, if the Manager is unwilling to do so, the Manager and HoldCo shall agree to provide Ameris a limited, non-exclusive, royalty-free, non-transferable, without any right of sublicense, license to the License Property and any customer and other data used in the Division solely for the purpose of the servicing by Ameris of any Closed Loans closed prior to such termination and, if applicable, Purchased Loans, and for no other purpose (e.g., soliciting or originating any new Premium Finance Loans or Non-Premium Finance Loans), for a duration not to exceed one year from the date of such termination; any goodwill accrued from such use shall inure to the benefit of the Manager or HoldCo, as the case may be;

(iv)        upon request by Ameris, the Manager shall use reasonable efforts to find a purchaser for any Closed Loans closed prior to such termination and, if applicable, Purchased Loans;

(v)         Ameris shall continue to pay the Manager the License Fee with respect to any Closed Loans closed prior to such termination and, if applicable, Purchased Loans unless and until such loans have been purchased by another Person; and

(vi)        the Manager shall keep all copies of the software used by the Division (i.e., “Finance Pro”), and Ameris shall assign the same to the Manager, to the extent necessary or requested by the Manager.

9.3          Termination by the Manager for Breach.

(a)          Notwithstanding anything in this Agreement to the contrary, if Ameris materially breaches this Agreement (for purposes of clarity, material breach shall include any breach of Section 3.4), the Manager may terminate this Agreement for breach with written notice to Ameris, at any time after providing Ameris with written notice of, and sixty (60) days to cure, such breach.

(b)          Upon any termination of this Agreement in accordance with Section 9.3(a), the obligations of the Manager under this Agreement shall immediately cease and:

(i)          the license granted to Ameris to the License Property shall immediately cease;

(ii)         upon request by Ameris, the Manager shall use reasonable efforts to manage and supervise the servicing of any Closed Loans closed prior to such termination and, if applicable, Purchased Loans unless and until such loans have been purchased by another Person;

(iii)        upon request by Ameris, the Manager shall use reasonable efforts to find a purchaser for any Closed Loans closed prior to such termination and, if applicable, Purchased Loans;

(iv)        Ameris shall continue to pay the Manager the License Fee with respect to any Closed Loans closed prior to such termination and, if applicable, Purchased Loans unless and until such loans have been purchased by another Person;

(v)         for a period of six (6) months from such termination, Ameris shall continue to provide the Manager with medical insurance benefits in accordance with Section 6.3, or reimburse the Manager for the cost of acquiring substantially similar medical insurance benefits, limited to the extent that the Manager obtains any such benefits pursuant to a subsequent employee or management or similar agreement for his services;

(vi)        for a period of six (6) months from such termination, Ameris shall pay to the Manager the difference between the Cost of Funds and the “cost of funds” the Manager is able to obtain from alternate funding sources upon presentment of appropriate documentation, such cost of funds not to exceed the prime rate as published in the Wall Street Journal plus one percent (1%), for each loan originated by the Manager and funded and underwritten by such alternate funding sources;

(vii)       the Manager shall keep all copies of the software used by the Division (i.e., “Finance Pro”), and Ameris shall assign the same to the Manager, to the extent necessary or requested by the Manager;

(viii)      Ameris shall be bound by the Non-Interference Covenant for a period of two (2) years from such termination if, during such one-year period, the Manager uses reasonable efforts to manage and supervise the servicing of all Closed Loans closed prior to such termination;

(ix)         Ameris shall be bound by the Non-Compete Covenant for a period of two (2) years from such termination; and

(x)          Ameris shall be bound by the Non-Solicitation Covenant for a period of two (2) years from such termination.

9.4          Survival. Anything in this Agreement to the contrary notwithstanding, upon any termination of this Agreement, the provisions of Sections 7, 8, 9.1(c), 9.2(b), 9.2(d), 9.3(b), 9.6, 9.7 and 10 shall survive such termination. Any obligations of the parties incurred prior to any termination of this Agreement, including payment obligations, shall survive such termination.

9.5          Severability. It is the desire and intent of the parties that the provisions of the Non-Interference Covenant (for the applicable duration), the Non-Compete Covenant (for the applicable duration) and the Non-Solicitation Covenant (for the applicable duration) shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of any of these covenants shall be adjudicated to be invalid or unenforceable, it shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of these covenants in the particular jurisdiction in which such adjudication is made.

9.6          Remedies. Each party acknowledges that its violation of the provisions of Sections 9.1(c), 9.2(b), 9.2(d) and 9.3(b) shall cause irreparable harm to the other, and that monetary damages would be an inadequate remedy for such harm. Each party agrees that the other shall be entitled to seek equitable relief (without the necessity of showing any actual damages or posting a bond or furnishing any other security) for any violation of the provisions of Sections 9.1(c), 9.2(b), 9.2(d) and 9.3(b), in addition to any other remedies available to it at law or in equity.

9.7          Loan Repurchase. Notwithstanding anything in this Agreement to the contrary, for a period of ninety (90) days following any termination of this Agreement, (i) the Manager (or the Manager’s designee) shall have the option to purchase any of the Closed Loans for a purchase price equal to the outstanding principal balance due with respect to such Closed Loans and the accrued and unpaid interest thereon through the date of such purchase, and (ii) the Manager shall use reasonable efforts to manage and supervise the servicing of any Closed Loans closed prior to such termination that are not purchased by the Manager or the Manager’s designee.

10.         Miscellaneous.

10.1        Payments. TIME IS OF THE ESSENCE WITH RESPECT TO ANY PAYMENTS DUE TO THE MANAGER UNDER THIS AGREEMENT.

10.2        Binding; Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors, and assigns, whether by instrument, operation of law, or otherwise. Except as expressly set forth in Section 9.7 or in this Section 10.2, neither Ameris, on the one hand, nor the Manager and HoldCo, on the other hand, shall assign this Agreement or any part hereof, or any benefit or interest herein, without the prior written consent of the other. In the event of the incapacity or death of the Manager, his guardian, executor, or heirs shall be entitled to any funds otherwise due the Manager under this Agreement. Any attempted assignment or delegation of any rights, duties, or obligations in violation of this Section 10.2 will be invalid and without effect. For the avoidance of doubt, nothing in this Agreement shall prevent or limit the Manager or HoldCo from exercising rights under the Shareholders Agreement (including the right of the Manager to institute an Asset Transfer (as such term is defined in the Shareholders Agreement)).

10.3        Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Georgia without regard to its principles of conflicts of laws. In any action or arbitration proceeding brought by any party hereto to enforce the rights and obligations of the parties set forth in this Agreement, the prevailing party shall be awarded its reasonable costs in bringing, prosecuting, or defending such action or proceeding (including reasonable attorneys’ fees) in addition to any award granted by the court or arbitrator.

10.4        Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (i) when delivered personally to the recipient; (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (iii) when sent to the recipient by confirmed facsimile or email transmission; or (iv) five (5) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and in each case addressed to the appropriate address indicated below, or such other address as may be given in a notice sent by a party to the other party in accordance with this Section 10.4.

In the case of Ameris:

Ameris Bank
1301 Riverplace Boulevard
Suite 2600
Jacksonville, Florida 32207
Attn: Dennis J. Zember Jr.
Facsimile: (229) 890-2235
Email: dennis.zember@amerisbank.com

with a copy (which shall not constitute notice to Ameris) to:

Rogers & Hardin LLP

2700 International Tower
229 Peachtree Street, N.E.
Atlanta, Georgia 30303
Attn: Jody L. Spencer
Facsimile: (404) 230-0972
Email: jspencer@rh-law.com

In the case of the Manager:

Mr.  William J. Villari
2065 East Lake Road
Atlanta, Georgia 30307
Email: wvillari@gmail.com

with a copy (which shall not constitute notice to the Manager) to:

Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois 60601
Attn: Marc L. Klyman, Esq.
Facsimile: (312) 609-5005
Email: mklyman@vedderprice.com

In the case of HoldCo:

US Premium Finance Holding Company
2065 East Lake Road
Atlanta, Georgia 30307
Attn: President
Email: wvillari@gmail.com

with a copy (which shall not constitute notice to HoldCo) to:

Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois 60601
Attn: Marc L. Klyman, Esq.
Facsimile: (312) 609-5005
Email: mklyman@vedderprice.com

10.5        Further Assurances. Each party agrees to execute and deliver such other documents and to take such other actions as may reasonably be necessary to give full effect to the purposes and intent of this Agreement and its terms and conditions.

10.6        Entire Agreement; Severability; Amendment. This Agreement, including any attachments, schedules, addendums, and exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and states the entire agreement of the parties with respect to the subject matter hereof. If any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Agreement will continue to have full force and effect, and such provision will be interpreted or reformed to the extent reasonably required to render the same provision valid and enforceable, consistent with the original intent underlying such provision, it begin understood and agreed that Section 9.5 (rather than this sentence) applies to the Non-Interference Covenant, the Non-Compete Covenant and the Non-Solicitation Covenant. This Agreement may only be amended, changed, or modified in a writing executed by all the parties hereto.

10.7        Waivers; Delays or Omissions; Cumulative Remedies. No waiver of any breach of this Agreement extended by any party shall be construed as a waiver of any rights or remedies with respect to any subsequent breach. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to a party under this Agreement, upon any breach, default, or noncompliance by the other party, shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default, or noncompliance, or any acquiescence therein, or of or in any similar breach, default, or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default, or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in a writing executed by the parties and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.8        Construction. In this Agreement, including any Schedules, and Exhibits, unless otherwise expressly indicated or required by the context: (a) the words “including” or “includes” shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitation” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term; (b) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Schedules and Exhibits to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require; (c) no inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion of this Agreement; (d) the rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of any terms and conditions of this Agreement; (e) the definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined; (f) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (g) the word “or” shall not be exclusive; (h) all references herein to Articles, Sections, Schedules and Exhibits shall be deemed references to Articles and Sections of, and Schedules and Exhibits to, this Agreement; (i) unless the context shall otherwise require, any references to any agreement or other instrument or any law, rule or regulation are to such agreement, instrument, law, rule or regulation as the same may be amended and supplemented from time to time (and, in the case of any law, rule or regulation, to any successor provisions); (j) any reference in this Agreement to a “day” or a number of “days” without explicit reference to “Business Days” shall be interpreted as a reference to a calendar day or number of calendar days; and (k) if any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

10.9        Counterparts. This Agreement may be executed and delivered simultaneously in multiple counterparts (including delivery by way of electronic or facsimile transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10      Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

10.11      Payments. All payments by Ameris or the Manager to the other party pursuant to this Agreement (including the Exhibits hereto) shall be made by wire transfer of immediately available funds in U.S. dollars.

10.12      Costs and Expenses. For the avoidance of doubt, and except as otherwise provided in this Agreement, (a) all costs and expenses related to the purchase of the Business or related to the Division shall be paid by Ameris; and (b) the Manager shall not be personally liable for any costs or expenses of the Business or the Division.

10.13      Arbitration. Notwithstanding any reference in this Agreement to an arbitrator or an arbitration proceeding, no party hereto shall be deemed to have agreed to enter into or participate or be bound by any arbitration unless such party separately and specifically so agrees in writing.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first set forth above, and each of the undersigned represents and warrants that he, she, or it has the right to execute this Agreement on behalf of the indicated party.

“Ameris”

AMERIS BANK, a Georgia state-chartered bank

By:	/s Dennis J. Zember Jr.
Name: Dennis J. Zember Jr.
Title: EVP, COO and CFO

“Manager”

WILLIAM J. VILLARI, an individual resident of the State of Georgia

Sign:	/s/ William J. Villari

“HoldCo”

US PREMIUM FINANCE HOLDING COMPANY, a Florida corporation

By:	/s/ William J. Villari
Name: William J. Villari
Title: CEO